EXHIBIT 4.14

FOURTH SUPPLEMENTAL INDENTURE

FOURTH SUPPLEMENTAL INDENTURE dated as of November 21, 2005 (the “Fourth Supplemental Indenture”) by and among (1) Abitibi-Consolidated Inc. (“Abitibi-Consolidated”), a corporation organized under the laws of Canada, (2) Abitibi-Consolidated Finance L.P. (“Finance L.P.”), a limited partnership formed under the laws of the State of Delaware, (3) Abitibi-Consolidated Company of Canada (formerly Donohue Forest Products Inc. (“DFP”)), a company organized under the laws of Quebec (“ACCC”) and (4) The Bank of Nova Scotia Trust Company of New York, as trustee (“Trustee”), to the Indenture dated as of July 26, 1999 (as supplemented by the Supplemental Indentures, the “Indenture”), among Abitibi-Consolidated, Finance L.P. and the Trustee, as supplemented by that certain First Supplemental Indenture dated as of September 1, 2001 among (1) Abitibi-Consolidated, (2) Finance L.P., (3) Abitibi-Consolidated and 3834328 Canada Inc., a corporation organized under the laws of Canada (“3834328”), in their capacity as partners of Abitibi-Consolidated General Partnership, a general partnership formed under the laws of Quebec (“ACGP”), and (4) the Trustee, that certain Second Supplemental Indenture dated as of October 1, 2001 among (1) Abitibi-Consolidated, (2) Finance L.P,, (3) Abitibi-Consolidated and 3834328, in their capacity as partners of ACGP, (4) DFP (now ACCC) and (5) the Trustee and that certain Third Supplemental Indenture dated as of December 1, 2001 among (1) Abitibi-Consolidated, (2) Finance L.P., (3) ACCC (formerly known as DFP), (4) ACCC, in its capacity as sole partner of ACGP (which was wound-up into ACCC), and (5) the Trustee (together, the “Supplemental Indentures”). Unless otherwise defined herein, all capitalized terms used in this Fourth Supplemental Indenture have the respective meanings set forth in the Indenture.

WHEREAS Abitibi-Consolidated has issued, the Trustee has authenticated and there have been delivered pursuant to the Indenture US$1,650,000,000 aggregate original principal amount of unsecured notes due 2005, 2010, 2029 and 2030, respectively (the “Securities”);

WHEREAS pursuant to Section 9.1 of the Indenture, the Indenture may be supplemented without the consent of any Holder, among other things: (i) to evidence the succession of another Person to an Obligor and such Person’s assumption of the covenants of such Obligor in the Indenture; (ii) to add to the covenants of an Obligor, for the benefit of the Holders of all Securities; and (iii) to surrender any right or power conferred upon an Obligor or make any other provisions with respect to matters or questions arising under the Indenture provided that such action not adversely affect the interests of the Holders of Securities of any particular series in any material respect;

WHEREAS all acts and proceedings required by law and the Indenture to authorize, approve and constitute this Fourth Supplemental Indenture as a valid and binding agreement for the uses and purposes set forth herein, in accordance with its terms, have been done and taken, and the execution and delivery of this Fourth Supplemental Indenture have in all respects been duly authorized by each of Abitibi-Consolidated, Finance L.P. and ACCC;

WHEREAS all of the shares in the capital of ACCC are owned, directly or indirectly, by Abitibi-Consolidated; and

WHEREAS the foregoing recitals are made as representations or statements of fact by each of Abitibi-Consolidated, Finance L.P., and ACCC and not by the Trustee.

NOW, THEREFORE in consideration of the foregoing and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Abitibi-Consolidated, Finance L.P., ACCC and the Trustee hereby agree as follows:

1.	ACCC hereby assumes jointly and severally and as co-obligor the due and punctual payment of the principal of (and premium, if any) and interest, if any (including all additional amounts, if any, payable pursuant to Sections 5.16 or 10.9 of the Indenture) on, and any sinking fund payment in respect of, all the Securities and the performance of every covenant set forth in the Indenture on the part of Finance L.P. to be performed or observed or, if applicable, Finance L.P.’s obligations under any Guarantee and the Indenture, as the case may be. As contemplated in Section 8.2 of the Indenture, Finance L.P. is not hereby relieved of any obligations or covenants under the Indenture, the Securities and any Guarantees, as the case may be, and Finance L.P.’s obligations or covenants under the Indenture, the Securities and any Guarantees continue in full force and effect without novation, Finance L.P. remaining as a joint and several debtor and co-obligor thereunder with ACCC.

2.	For purposes of Section 1.5(a)(2) of the Indenture, the address of ACCC shall be its registered office, as designated from time to time. ACCC may give notice in writing of any change of the address of its registered office as provided for in such Section 1.5(a)(2).

3.	This Fourth Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and all of such counterparts shall together constitute one and the same instrument.

4.	Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.

5.	In case any provision in this Fourth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

6.	If any provision hereof limits, qualifies or conflicts with a provision of the Trust Indenture Act that is required under such Act to be a part of and govern this Fourth Supplemental Indenture, such required provision shall control. If any provision hereof modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the latter provision shall be deemed to apply to this Fourth Supplemental Indenture as so modified or shall be excluded, as the case may be.

7.	This Fourth Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws rules thereof.

8.	All provisions of this Fourth Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture and the Indenture, as further supplemented by this Fourth Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed, and their respective seals, if any, to be hereunto affixed and attested, all as of the day and year first above written.

ABITIBI-CONSOLIDATED INC.		ABITIBI-CONSOLIDATED FINANCE L.P. By its General Partner ABITIBI-CONSOLIDATED NOVA SCOTIA INCORPORATED

Per:		Per:
Name:	Allen Dea	Name:	Allen Dea
Title:	Vice-President & Treasurer	Title:	Vice-President & Treasurer

Per:		Per:
Name:	Jacques Vachon	Name:	Jacques Vachon
Title:	Senior Vice-President, Corporate Affairs and Secretary	Title:	Secretary

ABITIBI-CONSOLIDATED COMPANY OF CANADA

Per:
		Name:	Allen Dea
		Title:	Vice-President & Treasurer

Per:
		Name:	Jacques Vachon
		Title:	Senior Vice-President, Corporate Affairs and Secretary

THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK

Per:
Name:
Title:

Per:
Name:
Title:

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